SIXTH AMENDMENT TO
                        BUILDERS FIXED INCOME FUND, INC.
                       DISTRIBUTION COORDINATION AGREEMENT

      This Sixth Amendment to the Distribution Coordination Agreement ("Amendment") is effective as of January 1, 2005 by and between Builders Fixed Income Fund, Inc., a Maryland corporation (the "Fund"), and Capital Mortgage Management, Inc., a Delaware corporation (the "Distribution Coordinator").

      WHEREAS, the Fund and the Distribution Coordinator entered into a Distribution Coordination Agreement effective as of November 1, 1999, as subsequently amended (as amended, the "Agreement") and they desire to amend the Agreement as provided herein;

      NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Amendment. The first sentence of Section 4 is hereby replaced in its entirety with the following:

      The Manager, as Distribution Coordinator, hereby agrees to waive its distribution fees and/or reimburse expenses so that total operating expenses of the Fund, excluding interest, taxes, brokerage fees and commissions, and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto), do not exceed 0.60% of the Fund's average daily net assets during the fiscal year ending December 31, 2005.

      2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

      3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4. Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

      5. Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri.

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      IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

BUILDERS FIXED INCOME FUND, INC.      CAPITAL MORTGAGE MANAGEMENT,
                                        INC.

--------------------------------      ------------------------------------------
By:    John W. Stewart                By:    John W. Stewart
Title: President and Chairman         Title: President and Chairman

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